Exhibit 10.2

PERFORMANCE-BASED RETENTION AWARD AGREEMENT

This Performance-Based Retention Award Agreement (the "Agreement") has been made as of _______________, (the "Date of Grant") between Duke Energy Corporation, a Delaware corporation, with its principal offices in Charlotte, North Carolina (the "Corporation"), and _______________ (the "Grantee").
RECITALS
Under the Duke Energy Corporation 2015 Long-Term Incentive Plan, as it may, from time to time, be further amended (the "Plan"), the Compensation Committee of the Board of Directors of the Corporation (the "Committee"), or its delegate, has determined the form of this Agreement and selected the Grantee, as an Employee, to receive the award evidenced by this Agreement (the "Award") and the “Restricted Stock Units” and tandem Dividend Equivalents that are subject hereto. The applicable provisions of the Plan are incorporated in this Agreement by reference, including the definitions of terms contained in the Plan (unless such terms are otherwise defined herein).
AWARD
In accordance with the Plan, the Corporation has made this Award, effective as of the Date of Grant and upon the following terms and conditions:
Section 1.    Number and Nature of Restricted Stock Units and Tandem Dividend Equivalents.  The number of Restricted Stock Units and the number of tandem Dividend Equivalents subject to this Award are each __________________________________. Each Restricted Stock Unit, upon becoming vested, represents a right to receive payment in the form of one (1) share of Common Stock. Each tandem Dividend Equivalent represents a right to receive a cash payment equivalent in amount to the aggregate cash dividends declared and paid on one (1) share of Common Stock for the period beginning on the Date of Grant and ending on the date the vested Restricted Stock Units are paid and before the Dividend Equivalent expires. Restricted Stock Units and Dividend Equivalents are used solely as units of measurement and are not shares of Common Stock, and the Grantee is not, and has no rights as, a shareholder of the Corporation by virtue of this Award.
Section 2.    Vesting of Restricted Stock Units.  The Restricted Stock Units subject to this Award, and not previously forfeited, shall vest, as follows:
(a)If the Grantee remains continuously employed by the Corporation, including Subsidiaries, through the _________ anniversary of the Date of Grant (the "Vesting Date"), and if the Committee determines that the Performance Goal (as defined below) has been met during the period from _____________ to ______________ (the “Performance Period”), provided that such determination shall be made no later than _____________, the Restricted Stock Units shall become vested. If the Performance Goal is not met, the Restricted Stock Units shall be forfeited. The Performance Goal that shall apply to all Restricted Stock Units subject to this Award shall be based on the Committee’s determination, in its sole discretion, that the Corporation achieves a return on equity (“ROE”) equal to at least ____ during the Performance Period (the “Performance Goal”). The Committee shall calculate the Corporation’s ROE during the Performance Period using the following methodology: (i) the Corporation’s ROE during the Performance Period will equal the arithmetic average of the annual ROEs earned by the Corporation for ____________, (ii) the Corporation’s annual ROE will be calculated by dividing the Corporation’s adjusted net income by the Corporation’s average shareholders’ equity excluding goodwill, with the resulting ROE rounded to the nearest 0.05%. For this purpose, the Corporation’s “adjusted net income” will be determined pursuant to the methodology described in the ________________ with respect to EPS (including the adjustment provisions relating to targets and results), and the Corporation’s “average shareholders’ equity excluding goodwill” means, for any given year, the sum of the total shareholders’ equity of the Corporation less the goodwill balance on the Corporation’s balance sheet as of the first day of such year and as of the end of each year, divided by two. If the Committee determines that a merger, consolidation, liquidation, issuance of rights or warrants to purchase securities, recapitalization, reclassification, stock dividend, spin-off, split-off, stock split, reverse stock split or other distribution with respect to the shares of Common Stock, or any similar corporate transaction or event in respect of the Common Stock, the manner in which the Corporation conducts its business, changes in the law or regulations or regulatory structure, changes in accounting practice, other unusual or nonrecurring items or occurrences, or other events or circumstances, render the Performance Goal to be unsuitable, the Committee may, in its sole discretion, and without the consent of the Grantee or any other persons, modify the calculation of the Performance Goal, or the related level of achievement, in whole or in part, as the Committee deems equitable and appropriate to reflect such event; provided, however, that no such action may result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code.

(b)    If such employment terminates (i) as the result of Grantee’s death or (ii) as the result of Grantee’s permanent and total disability within the meaning of Code Section 22(e)(3), all Restricted Stock Units subject to this Award, which units have not previously been forfeited, immediately shall become fully vested, unless the Committee or its delegate, in its sole discretion, determines that Grantee is in violation of any obligation identified in Section 3, in which case any Restricted Stock Units not previously vested shall be forfeited.
(c)    100% of the Restricted Stock Units shall become vested, if, following the occurrence of a Change in Control and before the second anniversary of such occurrence, such employment is terminated involuntarily, and not for cause, by the Corporation, or employing Subsidiary, as determined by the Committee or its delegate in its sole discretion.
(d)    Unless the Grantee's right to receive payment of the Restricted Stock Units constitutes a "deferral of compensation" within the meaning of Section 409A of the Code, in the event that at a time when vesting would otherwise occur under Section 2(a) or 2(b) Grantee is on an employer-approved, personal leave of absence, then, unless prohibited by law, vesting shall be postponed and shall not occur unless and until Grantee returns to active service in accordance with the terms of the approved personal leave of absence and before January 14 of the calendar year immediately following the calendar year in which the leave commenced. In the event Grantee does not return to active service from such leave of absence prior to January 14 of the calendar year immediately following the calendar year in which the leave commenced, any Restricted Stock Units covered by this Award that were not vested as of the commencement of such leave shall be immediately forfeited (as if Grantee terminated employment for purposes of Section 4 hereof).
Section 3.     Restrictive Covenants.

(a)  In consideration of the Award, Grantee agrees that during the period ending on the _______ anniversary of the Date of Grant ("Restricted Period"), Grantee shall not for any reason, directly or indirectly, without the prior written consent of the Corporation or its delegate: (i) become employed, engaged or involved with a competitor (defined below) of the Corporation or any Subsidiary in a position that involves: providing services that relate to or are similar in nature or purpose to the services performed by the Grantee for the Corporation or any Subsidiary at any time during his or her previous _______ years of employment with the Corporation or any Subsidiary; or, supervision, management, direction or advice regarding such services; either as principal, agent, manager, employee, partner, shareholder, director, officer or consultant (other than as a less-than three percent (3%) equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market); or (ii) induce or attempt to induce any customer, client, supplier, employee, agent or independent contractor of the Corporation or any of the Subsidiaries to reduce, terminate, restrict or otherwise alter (to the Corporation’s detriment) its business relationship with the Corporation.

(b)       The noncompetition obligations of clause (i) of the preceding sentence shall be effective only with respect to a “competitor” of the Corporation or any Subsidiary which is understood to mean any person or entity in competition with the Corporation or any Subsidiary, and more particularly those persons and entities in the businesses of:  production, transmission, distribution, or retail or wholesale marketing or selling of electricity; resale or arranging for the purchase or for the resale, brokering, marketing, or trading of electricity or derivatives thereof; energy management and the provision of energy solutions; development and operation of power generation facilities, and sales and marketing of electric power and natural gas, domestically and abroad; and any other business in which the Corporation, including Subsidiaries, is engaged at the termination of Grantee’s continuous employment by the Corporation, including Subsidiaries; and within the following geographical areas: (i) any country in the world (other than the United States) where the Corporation, including Subsidiaries, has at least $25 million in capital deployed as of termination of Grantee's continuous employment by Corporation, including through its Subsidiaries; (ii) the states of Colorado, Florida, Georgia, Illinois, Indiana, Kentucky, Michigan, Minnesota, Mississippi, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Vermont, Wisconsin and Wyoming (iii) any other state in the United States where the Corporation including the Subsidiaries, has at least $25 million in capital deployed as of the termination of the Grantee’s employment with the Corporation or any Subsidiary. The Corporation and Grantee intend the above restrictions on competition in geographical areas to be entirely severable and independent, and any invalidity or enforceability of this provision with respect to any one or more of such restrictions, including geographical areas, shall not render this provision unenforceable as applied to any one or more of the other restrictions, including geographical areas.

(c)        Grantee agrees not to: (i) disclose to any third party or otherwise misappropriate any confidential or proprietary information of the Corporation or of any Subsidiary (except as required by subpoena or other legal process, in which event the Grantee will give the Chief Legal Officer of the Corporation prompt notice of such subpoena or other legal process in order to permit the Corporation or any affected individual to seek appropriate protective orders); or, (ii) publish or provide any oral or written statements about the Corporation or any Subsidiary, any of the Corporation's or any Subsidiary's current or former officers, executives, directors, employees, agents or representatives that are false, disparaging or defamatory, or that disclose private or confidential information about their business or personal affairs. The obligations of this paragraph are in addition to, and do not replace, eliminate, or reduce in any way, all other contractual, statutory, or common law obligations Grantee may have to protect the Corporation’s confidential information and trade secrets and to avoid defamation or business disparagement.

(d)       Notwithstanding any other provision of Section 3, the Grantee remains free to report or otherwise communicate with the Nuclear Regulatory Commission, United States Department of Labor, Securities and Exchange Commission, or any other appropriate governmental agency concerning any nuclear safety, workplace safety or any public safety concern, any potential violations or any other matters within such agency’s regulatory responsibility without providing the notice described in Section 3(c), and the Grantee remains free to participate in any governmental proceeding or investigation without providing the notice described in Section 3(c).

(e)       If any part of this Section is held to be unenforceable because of the duration, scope or geographical area covered, the Corporation and Grantee agree to modify such part, or that the court making such holding shall have the power to modify such part, to reduce its duration, scope or geographical area.

(f)        Nothing in Section 3 shall be construed to prohibit Grantee from being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict Grantee from providing advice and counsel in such capacity, in any jurisdiction where such prohibition or restriction is contrary to law.  Notwithstanding any provisions of this Award to the contrary, Grantee may be entitled to immunity and protection from retaliation under the Defend Trade Secrets Act of 2016 for disclosing a trade secret under limited circumstances, as set forth in the Corporation’s Innovations – Inventions, Patents and Intellectual Properties Policy.

(g)       Grantee’s agreement to the restrictions provided for in this Agreement and the Corporation’s agreement to provide the Award are mutually dependent consideration. Therefore, notwithstanding any other provision to the contrary in this Agreement, if Grantee materially breaches any provision of this Section 3 or if the enforceability of any material restriction on Grantee provided for in this Agreement is challenged and found unenforceable by a court of law then the Corporation shall, at its election, have the right to (i) cancel the Award, (ii) recover from Grantee any shares of Common Stock, Dividend Equivalents or other cash paid under Award, or (iii) with respect to any shares of Common Stock paid under the Award that have been disposed of, require the Grantee to repay to the Corporation the fair market value of such shares of Common Stock on the date such shares were sold, transferred, or otherwise disposed of by Grantee.   This provision shall be construed as a return of consideration or ill-gotten gains due to the failure of Grantee’s promises under the Agreement, and not as a liquidated damages clause.  Nothing herein shall (i) reduce or eliminate the Corporation’s right to assert that the restrictions provided for in this agreement are fully enforceable as written, or as modified by a court pursuant to Section 3, or (ii) eliminate, reduce, or compromise the application of temporary or permanent injunctive relief as a fully appropriate and applicable remedy to enforce the restrictions provided for in Section 3 (inclusive of its subparts), in addition to recovery of damages or other remedies otherwise allowed by law.

Section 4.    Forfeiture. Any unvested Restricted Stock Unit subject to this Award shall be forfeited upon the termination of Grantee's continuous employment by the Corporation, including Subsidiaries, prior to the Vesting Date, except to the extent otherwise provided in Section 2. Any Dividend Equivalent subject to this Award shall expire at the time the Restricted Stock Unit with respect to which the Dividend Equivalent is in tandem (i) is vested and paid, or deferred, or (ii) is forfeited.
Section 5.    Dividend Equivalent Payments.  Payments with respect to any Dividend Equivalent subject to this Award shall be paid in cash to the Grantee at the same time as the vested Restricted Stock Units as provided in Section 6. The Dividend Equivalent payment amount shall equal the aggregate cash dividends declared and paid with respect to one share of Common Stock for the period beginning on the Date of Grant and ending on the date the vested Restricted Stock Units are paid and before the Dividend Equivalent expires. However, should the timing of a particular payment under Section 6 to the Grantee in shares of Common Stock in conjunction with the timing of a particular cash dividend declared and paid on Common Stock be such that the Grantee receives such shares without the right to receive such dividend and the Grantee would not otherwise be entitled to payment under the expiring Dividend Equivalent with respect to such dividend, the Grantee, nevertheless, shall be entitled to such payment. Dividend Equivalent payments shall be subject to withholding for taxes. Any required income tax withholdings in respect of Dividend Equivalents attributable to Restricted Stock Units shall be satisfied by reducing the cash payment in respect of the required withholding amount, unless the Committee, or its delegate, in its discretion, requires Grantee to satisfy such tax obligation by other payment to the Corporation.
Section 6.    Payment of Restricted Stock Units.  Payment of Restricted Stock Units subject to this Award shall be made to the Grantee as soon as practicable following the time such units become vested in accordance with Section 2 but in no event later than 60 days following such vesting, except to the extent deferred by Grantee in accordance with such procedures as the Committee, or its delegate, may prescribe from time to time or except to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code. To the extent the Grantee's right to receive payment of the Restricted Stock Units constitutes a "deferral of compensation" within the meaning of Section 409A of the Code, then notwithstanding the first sentence of this Section 6, except in the event that the Grantee’s employment terminates as a result of death, payment of vested Restricted Stock Units subject to this Award shall be made to the Grantee within 60 days following the Vesting Date as provided in Section 2(a). Payment (or deferrals, as applicable) shall be subject to withholding for taxes. Payment shall be in the form of one (1) share of Common Stock for each full Restricted Stock Unit and any fractional Restricted Stock Unit shall be made in a cash amount equal in value to the shares of Common Stock that would otherwise be paid, valued at Fair Market Value on the date the respective Restricted Stock Units became vested, or if later, payable. Notwithstanding the foregoing, the number of shares of Common Stock that would otherwise be paid or deferred (valued at Fair Market Value on the date the respective Restricted Stock Unit became vested, or if later, payable) shall be reduced by the Committee, or its delegate, in its sole discretion, to fully satisfy tax withholding requirements, unless the Committee, or its delegate, in its discretion requires Grantee to satisfy such tax obligation by other payment to the Corporation. In the event that payment, after any such reduction in the number of shares of Common Stock to satisfy withholding for tax requirements, would be less than ten (10) shares of Common Stock, then, if so determined by the Committee, or its delegate, in its sole discretion, payment, instead of being made in shares of Common Stock, shall be made in a cash amount equal in value to the shares of Common Stock that would otherwise be paid, valued at Fair Market Value on the date the respective Restricted Stock Units became vested, or if later, payable.
Section 7.    No Employment Rights. Nothing in this Agreement or in the Plan shall confer upon the Grantee the right to continued employment by the Corporation or any Subsidiary, or affect the right of the Corporation or any Subsidiary to terminate the employment or service of the Grantee at any time for any reason.

Section 8.    Nonalienation. The Restricted Stock Units and Dividend Equivalents subject to this Award are not assignable or transferable by the Grantee. Upon any attempt to transfer, assign, pledge, hypothecate, sell or otherwise dispose of any such Restricted Stock Unit or Dividend Equivalent, or of any right or privilege conferred hereby, or upon the levy of any attachment or similar process upon such Restricted Stock Unit or Dividend Equivalent, or upon such right or privilege, such Restricted Stock Unit or Dividend Equivalent or right or privilege, shall immediately become null and void.
Section 9.    Determinations.  Determinations by the Committee, or its delegate, shall be final and conclusive with respect to the interpretation of the Plan and this Agreement.
Section 10.    Governing Law.  The validity and construction of this Agreement shall be governed by the laws of the state of Delaware applicable to transactions taking place entirely within that state.
Section 11.    Conflicts with Plan, Correction of Errors, Section 409A and Grantee’s Consent.  In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling. In the event that, due to administrative error, this Agreement does not accurately reflect a Restricted Stock Unit Award properly granted to Grantee pursuant to the Plan, the Corporation, acting through its Executive Compensation and Benefits Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document. It is the intention of the Corporation and the Grantee that this Award not result in unfavorable tax consequences to Grantee under Code Section 409A. Accordingly, Grantee consents to such amendment of this Agreement as the Corporation may reasonably make in furtherance of such intention, and the Corporation shall promptly provide, or make available to, Grantee a copy of any such amendment.
To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code and that this Award not result in unfavorable tax consequences to Grantee under Section 409A of the Code. This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code). The Corporation and the Grantee agree to work together in good faith in an effort to comply with Section 409A of the Code including, if necessary, amending this Agreement based on further guidance issued by the Internal Revenue Service from time to time, provided that the Corporation shall not be required to assume any increased economic burden. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Grantee shall not be considered to have terminated employment with Corporation for purposes of this Agreement and no payments shall be due to him or her under this Agreement which are payable upon his or her termination of employment until he or she would be considered to have incurred a “separation from service” from the Corporation within the meaning of Section 409A of the Code. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Grantee’s termination of employment shall instead be paid within 60 days following the first business day after the date that is six months following his or her termination of employment (or upon his or her death or the regularly scheduled Vesting Date, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Grantee pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.
Section 12.    Compliance with Law.  The Corporation shall make reasonable efforts to comply with all applicable federal and state securities laws applicable to the Plan and this Award; provided, however, notwithstanding any other provision of this Award, the Corporation shall not be obligated to deliver any shares of Common Stock pursuant to this Award if the delivery thereof would result in a violation of any such law.
Notwithstanding the foregoing, this Award is subject to cancellation by the Corporation in its sole discretion unless the Grantee, by not later than ___________, ______, has signed a duplicate of this Agreement, in the space provided below, and returned the signed duplicate to the Executive Compensation and Benefits Department – Restricted Stock Units____________________________________________________, which, if, and to the extent, permitted by the Executive Compensation and Benefits Department, may be accomplished by electronic means.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed and granted in Charlotte, North Carolina, to be effective as of the Date of Grant.

DUKE ENERGY CORPORATION

By: ____________________________
                        Its:

Acceptance of Performance-Based Retention Award

IN WITNESS OF Grantee's acceptance of this Award and Grantee's agreement to be bound by the provisions of this Agreement and the Plan, Grantee has signed this Agreement this _____ day of _____________________, _____.

____________________________
Grantee’s Signature

____________________________
(print name)